UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )
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☑ Soliciting Material Pursuant to § 240.14a-11(c) or § 140.14a-12
BIOSCRIP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement)
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Filed by BioScrip, Inc. Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
January 25, 2010
Dear Valued BioScrip Colleague,
We are delighted to share with you the news that BioScrip will acquire Critical Homecare Solutions (“CHS”), a leading provider of home infusion and nursing services and products. Attached is a copy of the press release issued this morning, as well as some Q&A regarding the transaction.
The addition of CHS to the BioScrip family is an outstanding strategic fit with BioScrip, and further accelerates our goal to be the clinical leader in the infusion, oral and injectable specialty pharmacy services and care management programs. The acquisition will significantly add to our national footprint with the addition of 35 infusion pharmacies, including 16 Ambulatory Treatment Centers across 22 states. Additionally it brings 33 nursing locations, a critical asset for our future growth and pursuit of clinical and care management excellence. BioScrip will now have over 100 points of service, with a stronger clinical and quality infrastructure, to offer a comprehensive and integrated solution for pharmacy and clinical management services capable of handling all technologies.
We are confident that collectively the combined company will increase the value we deliver to all our clients — patients, payers, physicians and pharma — as well as our investors. This transaction will enhance our specialty pharmacy and home infusion platform and enable us to cross-sell all of our services on a national basis. This acquisition will make BioScrip a stronger, more broadly based company, and we are eager to seize this opportunity to add to our team of talented professionals.
The success of this acquisition will depend upon our ability to effectively integrate CHS products, services and — and most importantly — employees. In the following months, we look to all of you for ideas, collaboration and support, as well as to maintain our focus on our 2010 revenue and earnings targets.
We want to thank each of you personally for your commitment to BioScrip and your consistent, unyielding hard work and effort. Your dedication and professionalism have allowed us to reach the position we enjoy today, and will enable us to reach the ambitious goals we have for BioScrip forward.

Rich Friedman	Rick Smith
Chairman & CEO	President & COO

Additional Information and Where to Find it
BioScrip, Inc. intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement regarding the issuance of stock in connection with the proposed transaction. The proxy statement will be mailed to the stockholders of BioScrip. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BIOSCRIP AND THE PROPOSED TRANSACTION. Investors and stockholders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by BioScrip with the SEC may be obtained free of charge by contacting BioScrip, Inc., Investor Relations, 100 Clearbrook Road, Elmsford, NY 10523 or contacting BioScrip, Inc. Investor Relations at 914-460-1600.
Participants in the Solicitation
BioScrip and its officers and directors may be deemed to be participants in the solicitation of proxies from BioScrip’s stockholders with respect to the issuance of stock in connection with the proposed transaction. Information about BioScrip’s executive officers and directors and their ownership of BioScrip’s stock is set forth in the proxy statement for BioScrip’s 2009 Annual Meeting of Stockholders, which was filed with the SEC on March 27, 2009. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests of BioScrip and its respective executive officers and directors in the proposed transaction by reading the preliminary and definitive proxy statements regarding the issuance of stock in connection with the proposed transaction, which will be filed with the SEC.
Safe Harbor Statement
This letter includes forward-looking statements regarding the proposed acquisition and related transactions that are not historical or current facts and deal with potential future circumstances and developments, in particular information regarding growth opportunities, expected synergies from the acquisition, and whether and when the transactions contemplated by the merger agreement will be consummated. Forward-looking statements are qualified by the inherent risk and uncertainties surrounding future expectations generally and may materially differ from actual future experience. Risks and uncertainties that could affect forward-looking statements include: the failure to realize synergies as a result of operational efficiencies, purchasing volume discounts, cross-selling of services, streamlined distribution and general and administrative reductions in the timeframe expected or at all; unexpected costs or liabilities; the result of the review of the proposed transaction by certain regulatory agencies, and any conditions imposed in connection with the consummation of the transaction; approval of issuance of BioScrip’s stock in connection with the transaction by the stockholders of BioScrip and satisfaction of various other conditions to the closing of the transaction contemplated by the merger agreement; and the risks that are described from time to time in BioScrip’s reports filed with the Securities and Exchange Commission (SEC), including BioScrip’s annual report on Form 10-K for the year ended December 31, 2008 and quarterly report on Form 10-Q for the quarter ended September 30, 2009, as amended. This letter speaks only as of its date, and BioScrip disclaims any duty to update the information herein.